EXHIBIT 99.1

Renegy Provides Business Update and Reports Second Quarter Financial Results

TEMPE, Ariz., Aug. 14, 2008 (PRIME NEWSWIRE) -- Renegy Holdings, Inc. (Renegy) (Nasdaq:RNGY), a renewable energy company focused on acquiring, developing and operating a growing portfolio of biomass power generation facilities, today provided an update on its current business activities and reported financial results for the second quarter ended June 30, 2008.

During the second quarter, Renegy commenced commercial operations of its first biomass power plant located in Snowflake, Arizona. The 24 megawatt (MW) Snowflake plant - Arizona's largest renewable energy facility to date - has been selling commercial electricity to Arizona Public Service and Salt River Project since June 10, 2008. Fueled by a mix of wood waste material (derived from the surrounding National forests and local green waste sites) and waste recycled paper fibers from a newsprint mill located adjacent to the plant site, the Snowflake facility supports the area's Healthy Forest Initiative and is providing green, renewable power to thousands of Arizona customers.

"The commissioning of our Snowflake biomass plant marked an important milestone for the Company and an exciting transition in our business to the onset of commercial power generation and electricity sales," stated Bob Worsley, chairman and CEO of Renegy. "The plant has performed well to date, and is consistently producing approximately 20 MW of power. As is expected with the start-up of any new power generating facility, we are continuing to fine tune the operations to further improve performance and maximize the electrical output of the plant."

In addition to increasing the power generation revenues derived from its Snowflake plant, Renegy's management remains keenly focused on securing additional financing to provide necessary working capital and fund the acquisition of additional biomass facilities to further grow its portfolio of renewable power generating assets, including those facilities under previously announced Letters of Intent as well as other acquisition opportunities identified by the Company.

"Our primary financial objective is to bring additional capital into the Company to advance our strategic growth initiatives and create additional value in the business," continued Worsley. "To this end, we continue to actively pursue a variety of funding opportunities that could be realized within the next few months. Despite ongoing challenging conditions in the capital markets, which we believe have impacted the timing associated with completing a financing transaction, we remain encouraged by the strong interest we continue to see in our company specifically and the renewable energy sector overall.

"At the same time, because of my strong belief in this business, I intend to assist with Renegy's working capital needs throughout the remainder of 2008, as needed, while we work to secure additional financing. To allow me to make additional investments in the Company, our Board of Directors has agreed to waive the provision preventing me from increasing my ownership position in the Company."

In the meantime, Renegy continues to focus on its growth strategy, which includes expanding its asset base of operating biomass power plants, beginning to build a significant generation presence through the acquisition of additional plants, and exploring locations for new greenfield projects in areas rich with biomass fuel. Below is a status of some of the projects Renegy is currently pursuing in connection with these operational objectives.

Business Development Update

Renegy has been working over the past several months to reinstate previous air permits for an idle 13 MW biomass plant located in Susanville, California that was acquired by the Company in November 2007. Despite these efforts, Renegy has recently learned that the facility will be required to go through a more extensive permitting process, which could require approximately 12 months to complete before refurbishment activities can commence. The Company continues to view the Susanville facility as a valuable asset, and is focused on the actions necessary to secure the required permits.

Renegy is also continuing due diligence activities associated with its potential acquisition of two additional biomass facilities located in northern California, which are currently under Letters of Intent. The first is an idle 18 MW biomass power plant located in Ione, California with a purchase price of $5.5 million. Renegy has recently extended its option agreement for the plant through October 9, 2008 to allow additional time to secure necessary financing.

The second facility is an operating 20 MW biomass plant located in Loyalton, California with a purchase price of $13 million. Renegy has extended the date by which this transaction must close until December 31, 2008.

The completion of both transactions are subject to Renegy's completion of final due diligence, entering into definitive purchase agreements for the plants, securing necessary financing, and certain other closing conditions. Acquiring these plants would further expand Renegy's penetration into the growing California renewable energy market, and would increase the total electrical output capacity of the Company's biomass assets to 75 megawatts.

Financial Results

The financial results for all periods presented herein reflect the Company's investment in completing construction of its Snowflake biomass power plant and pursuit of its renewable energy growth strategy. On a comparative basis, Renegy's financial results during the first six months of 2007 reflected its operations as a small, privately-held entity with no public company-related expenses and only nominal corporate overhead.

Total revenues for the second quarter of 2008 were $1,109,000, compared with total revenues of $284,000 in the second quarter of 2007. Total revenues during the most recent quarter included $921,000 associated with the sale of test power and commercial electricity from the Company's Snowflake facility, and $188,000 from the sale of wood-related products and forest-thinning services. Total revenues during all prior periods were comprised solely of sales from Renegy's fuel aggregation and wood products business. Because the Snowflake plant commenced commercial operations later than the Company's original internal projections, and is still ramping up to maximum power output, Renegy currently projects that full-year 2008 revenues will range from $9.0 to $10.0 million, as compared with its previous guidance for revenues in the range of $10.0 to $12.0 million.

Total costs and expenses during the second quarter of 2008 totaled $4,536,000, compared with $4,642,000 in the same quarter of the prior year. Included in total costs and expenses were costs associated with the Company's fuel aggregation and wood product operations, which totaled $255,000 during the most recent quarter, compared with $4,335,000 during the second quarter last year. The significant decline between comparable quarters was primarily due to decreases in fire losses and non-capitalized biomass fuel aggregation expenses. Most notably, during the second quarter of 2007, the wood chip piles located adjacent to the Snowflake plant site caught fire, resulting in a loss of $3,355,000. No such fire losses occurred during 2008.

Also included in total costs and expenses during the most recent quarter were operating expenses totaling $1,753,000 associated with the Company's Snowflake power plant, which commenced commercial operations under its power purchase agreements with Arizona Public Service and Salt River Project on June 10, 2008. Plant operating expenses incurred in the second quarter of 2008 do not necessarily provide a meaningful indication of such expenses in future periods due to the nature of start-up inefficiencies offset by a less than fully burdened quarter. During the second quarter of 2007, no such operating expenses were incurred.

Another component of total costs and expenses were general, administrative and development expenses of $2,525,000 during the second quarter of 2008, compared with $219,000 during the second quarter of 2007. This increase was due to increased corporate administrative, management and public company expenses resulting from the Company's October 1, 2007 merger transaction with Catalytica Energy Systems, Inc., along with legal, professional and business development fees associated with evaluating growth opportunities for the business, contract negotiations and financing transactions. On a sequential basis, costs of the Company's general, administrative and development expenses during the most recent quarter decreased 25% when compared with $3,385,000 in the first quarter of 2008. Renegy remains focused on fiscal discipline throughout the organization. Excluding any professional fees associated with financing activities and any other one-time charges, the Company is taking steps over the balance of the year to realize further reductions in corporate overhead.

Net loss for the three months ended June 30, 2008 was $2,537,000, or a loss of $0.41 per share, compared with a net loss of $2,851,000, or a loss of $0.76 per share, in the corresponding period last year, and a loss of $4,973,000, or a loss of $0.80 per share, in the first quarter of 2008.

During the second quarter of 2008, the Company's cash, cash equivalents, restricted cash and short-term investments (collectively referred to as "cash") decreased by approximately $6.8 million. Total cash consumption during the most recent quarter included approximately $5.6 million of capital expenditures to complete construction of the Snowflake facility, and approximately $4.2 million used in operating activities. This usage of cash was partially offset by $600,000 of proceeds from equipment financing and $2.0 million drawn from a $6.2 million non-revolving line of credit secured by the Company during the first quarter of 2008. Additionally, Mr. Worsley advanced $600,000 to the Company during the most recent quarter to address the possibility of additional Snowflake plant cost overruns prior to commencing commercial operations. At June 30, 2008, the Company's cash position totaled $4,327,000

Renegy is currently pursuing various financing opportunities to provide necessary working capital to continue its business operations as currently conducted through 2008 and beyond as well as to fund its near-term growth initiatives. Such financing transactions may include a combination of debt and equity financing at both the project and corporate level, including the potential for the sale of common stock as well as a tax equity transaction allowing the Company to monetize renewable energy production tax credits and other tax attributes of its Snowflake plant.

"Total revenues during the three months ended June 30, 2008 included just a partial quarter of electricity sales from our Snowflake plant. As a result, the positive impact of Snowflake's operations on our financial performance will become more evident in the third quarter when we expect to recognize our first full quarter of revenues derived from the electrical output of the plant," stated Worsley.

"Our second quarter results also demonstrated a notable reduction in general, administrative and development expenses when compared with the first quarter of this year. While we are pleased with our progress over the past few months in managing our costs and expenses, we have not yet achieved a level of spending that meets our objectives. Accordingly, we remain committed to an ongoing evaluation of our corporate and administrative expenses and maintaining a lean cost structure throughout the organization."

For the six month period ended June 30, 2008, total revenues increased to $1,457,000, from total revenues of $780,000 in the corresponding period of the prior year, driven by the onset of power generation sales from the Snowflake plant during the second quarter of 2008. Net loss in the first six months of 2008 was $7,510,000, or a loss of $1.21 per share, compared with a net loss of $3,915,000, or a loss of $1.04 per share, in the first half of 2007.

Renegy will host a conference call and webcast today, August 14, at 4:45 PM Eastern Time (1:45 PM Pacific Time) to discuss its financial results and its outlook for the remainder of 2008. Interested parties are invited to listen to the call over the Internet by accessing the Company's website at www.renegy.com. Alternatively, interested parties may access the call by dialing 1-866-543-6215 (1-706-679-1559 for international callers), using passcode 58362542. An archived version of the webcast will be available for replay on the Company's website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days. A replay of the call will also be available via telephone through August 21, 2008. To access the replay, dial 1-800-642-1687 (1-706-645-9291 for international callers), using passcode 58362542.

About Renegy

Renegy, based in Tempe, Arizona, is a renewable energy company focused on acquiring, developing and operating a growing portfolio of biomass power generation facilities. Renegy seeks to rapidly grow its renewable energy assets with the goal of becoming the leading independent power producer of biomass electricity in North America utilizing wood waste as a primary fuel source. Renegy's current biomass power generating assets include a 24 MW facility near Snowflake, Arizona that commenced commercial operations in June 2008, and an idle 13 MW biomass plant in Susanville, California. Renegy has also signed Letters of Intent for the acquisition of two additional biomass facilities - an operating 20 MW facility in Loyalton, California and an idle 18 MW facility in Ione, California. Renegy's other business activities include an established fuel aggregation and wood products division, which collects and transports forest thinnings and woody waste biomass fuel to its power plants, and which sells logs, lumber, shaved wood products and other high value wood by-products to provide additional value to its primary business operations. Find Renegy on the Worldwide Web at www.renegy.com.

The Renegy Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4856

This news release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, those regarding Renegy's financial outlook for 2008, including the Company's financial projections with respect to revenues, liquidity and capital resources; the prospects and timing associated with increasing the production of power at the Snowflake plant, completing the acquisitions of the Ione and Loyalton plants, and commissioning the Ione and Susanville plants; the Company's growth strategy and future opportunities; and the Company's ability to secure additional financing to fund strategic growth opportunities and other corporate purposes. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others, the risk of costs or delays associated with achieving and maintaining full generating capacity of the Snowflake plant; the risk of additional delays in commissioning the Susanville plant; the risk that Renegy will not enter into definitive agreements for the acquisition of the plants currently under Letters of Intent, or will otherwise be unable to successfully complete such acquisitions; the risk that Renegy will not be able to secure additional financing, or financing on acceptable terms, to fund strategic growth opportunities and other corporate purposes; diversion of management's attention away from other business concerns; the risks associated with the development, generally, of the Company's overall strategic objectives; the existence of unanticipated technical, commercial or other setbacks related to the Company's power generating facilities, including construction delays and the ability of the Company to secure adequate fuel for its biomass plants; changes in the environmental requirements relating to certain emissions; and the other risks set forth in the Company's most recent Form 10-KSB and subsequent Forms 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.

 Renegy Holdings, Inc.
 Condensed Consolidated Statements of Operations
 (in thousands, except per share amounts)
 (unaudited)

                          Three Months Ended      Six Months Ended
                                June 30,               June 30,
                      ------------------------ ------------------------
                           2008       2007         2008       2007
                      ------------------------ ------------------------
                      (Successor)(Predecessor) (Successor)(Predecessor)
 Revenues
  Power generation     $    921    $     --     $    921    $     --
  Wood product and
   other                    188         284          536         780
                       --------    --------     --------    --------
 Total revenues           1,109         284        1,457         780

 Costs and expenses:
  Plant operating
   expenses               1,753          --        1,799          --
  Cost of wood product
   operations               255       4,335        1,819       5,295
  General,
   administrative and
   development            2,525         219        5,911         477
  Loss (gain) on sale
   or disposal of
   assets                     3          88         (157)         88
                       --------    --------     --------    --------
 Total costs and
  expenses                4,536       4,642        9,372       5,860
                       --------    --------     --------    --------

 Operating loss          (3,427)     (4,358)      (7,915)     (5,080)
 Other income
  (expense):
  Interest income and
   expense, net              11         (14)          94          21
  Other income and
   expense, net             (62)        (37)        (182)        (73)
  Debt commitment fees     (265)       (306)        (526)       (571)
  Change in fair value
   of derivative
   instruments            1,206       1,864        1,019       1,788
                       --------    --------     --------    --------
 Net loss              $ (2,537)   $ (2,851)    $ (7,510)   $ (3,915)
                       ========    ========     ========    ========
 Net loss per common
  share:
  Basic and diluted    $  (0.41)   $  (0.76)    $  (1.21)   $  (1.04)
                       ========    ========     ========    ========
 Weighted average
  shares:
  Basic and diluted       6,208       3,774        6,208       3,774
                       ========    ========     ========    ========

 Renegy Holdings, Inc.
 Condensed Consolidated Balance Sheets
 (in thousands)

                                           June 30,        December 31,
                                             2008              2007
                                         -----------       ------------
                                         (unaudited)       (unaudited)
 ASSETS:
   Cash, cash equivalents and
    short-term investments                $  3,560           $ 15,760
   Restricted cash                             767              2,411
   Receivables                                 723                864
   Biomass fuel and inventories              5,702              5,128
   Other current assets                      1,028                362
                                          --------           --------
     Total current assets                   11,780             24,525

   Property and equipment, net              72,448             59,499
   Idle property and equipment               1,375              1,300
   Deferred financing costs and other
    assets, net                              2,849              2,843
                                          --------           --------
     Total assets                         $ 88,452           $ 88,167
                                          ========           ========

 LIABILITIES AND STOCKHOLDERS' EQUITY:
   Accounts payable and accrued
    liabilities                           $  5,533           $  5,859
   Non-revolving line of credit              2,000                 --
   Advance from related party                  600                 --
   Current portion of long-term debt         2,076                776
   Current portion of fair value of
    derivative instruments                   1,119                389
                                          --------           --------
     Total current liabilities              11,328              7,024

   Long-term debt, net of current
    portion                                 50,581             50,942
   Fair value of derivative
    instruments, net of current
    portion                                  2,464              4,213
   Other long-term liabilities                 222                 --
                                          --------           --------
     Total liabilities                      64,595             62,179

 Stockholders' equity                       23,857             25,988
                                          --------           --------
     Total liabilities and
      stockholders' equity                $ 88,452           $ 88,167
                                          ========           ========

CONTACT:  Renegy Holdings, Inc.
          Investor Relations
          Megan Meloni
          (650) 631-2847